Exhibit 10.34

Spirit
AeroSystems
Holdings, Inc.
Amended and
Restated
Deferred
Compensation
Plan

January 1, 2009

SPIRIT AEROSYSTEMS HOLDINGS, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

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Section 12.12. Certain Limitations	16
Section 12.13. Governing Law	16
Section 12.14. Nonexclusivity of the Plan	16
Section 12.15. Changes in Time or Form of Distribution	16
Section 12.16. No Acceleration	17

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SPIRIT AEROSYSTEMS HOLDINGS, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
     W I T N E S S E T H: That;
     WHEREAS, the Company provides specified unfunded deferred-compensation benefits for a select group of management or highly compensated employees of the Employer under the Spirit AeroSystems Holdings, Inc. Deferred Compensation Plan (the “Plan”); and
     WHEREAS, it is desirable to amend and restate the Plan in its entirety to adopt certain amendments to ensure compliance with Code Section 409A; and
     WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions of this restated document and found them satisfactory.
     NOW, THEREFORE, the Company hereby adopts this amended and restated Plan on the terms and conditions set forth herein, which Plan shall hereafter be known as the “Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan.”
ARTICLE I — PURPOSE
     Section 1.01. Purpose. The purpose of the Plan is to provide specified unfunded deferred-compensation benefits for a select group of management or highly compensated employees of the Employer who are eligible to participate in the Plan. It is the intention of the Company that this program shall be administered as an unfunded plan of deferred compensation for income-tax purposes and as an unfunded employee-benefit plan established and maintained primarily for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
ARTICLE II — DEFINITIONS
     For purposes of the Plan, the following terms shall have the following meanings, unless the context clearly indicates otherwise.
     Section 2.01. Affiliated Company(ies) means each entity that has a relationship to the Employer as described by Section 414(b), (c), or (m) of the Code.
     For purposes of determining whether a Participant has incurred a Separation from Service, the foregoing provisions of Code Sections 414(b) and 414(c) will be applied by substituting the phrase “more than 50%” for the phrase “at least 80%” in each place it appears in Code Section 1563(a)(1), (2), and (3) and in each place it appears in Treasury Regulation Section 1.414(c)-2.
     Section 2.02. Beneficiary or Beneficiaries means the person, persons, entity, or entities entitled to receive any benefits under this Plan pursuant to the designation of the Participant (or in default of such designation) as provided in Section 5.02 hereof.
     Section 2.03. Board of Directors means the Board of Directors of the Company.
     Section 2.04. Code means the Internal Revenue Code of 1986, as amended.
     Section 2.05. Committee means the Board of Directors or a committee appointed by, and serving at the pleasure of, the Board of Directors for purposes of administering the Plan, which committee shall operate under rules and procedures established by the Board of Directors from time to time for such purpose.
     Section 2.06. Company means Spirit AeroSystems Holdings, Inc., or its successor.
     Section 2.07. Deferred Compensation Account means the ledger entry established for each Participant under the Plan, which entry shall represent the Employer’s unsecured and unfunded promise to pay the amount of benefits set forth by such entry. The Committee may establish one or more sub-accounts for each Participant, including, but not limited to, the following:
A.	A “Salary Reduction Account” created to hold Employee salary reduction contributions;

B.	A “Supplemental Benefit Account” created to hold certain benefits under the Supplemental Benefit Plan for Employees of The Boeing Company the liability for which was assumed by Spirit AeroSystems, Inc. pursuant to that certain Asset Purchase Agreement by and between The Boeing Company and Mid-Western Aircraft Systems, Inc., dated as of February 22, 2005 (the “Asset Purchase Agreement”);

C.	An “Employer Match Account” created to hold Employer matching contributions; and

D.	An “Employer Discretionary Contribution Account” created to hold Employer discretionary contributions.
Separate accounting among a Participant’s sub-accounts shall be utilized.
     Section 2.08. Employee means any individual who is employed and compensated (by a payroll check issued directly from the Employer or Employer agent to the Employee or direct payroll deposit made to the Employee’s account by the Employer or Employer agent) by the Employer. In no event shall the term “Employee” include any individual classified or treated or otherwise characterized by the Employer as an independent contractor, consultant, leased employee, or temporary agency employee or otherwise not treated by the Employer as an “Employee” for purposes of this Plan. The foregoing determination shall apply for all purposes of this Plan and regardless of whether such individual is later classified by any governmental agency, court, tribunal, governing body, or any other person as a common-law employee of the Employer.
     Section 2.09. Employer means the Company, Spirit AeroSystems, Inc. (or its successor), and any other entity that adopts this Plan with the consent and approval of the Committee.
     Section 2.10. Participant means an Employee who has been designated by the Committee as eligible to participate in this Plan pursuant to Section 3.01. Where the context requires, the term “Participant” also shall include a former Participant.
     Section 2.11. Plan means this Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan, as amended.
     Section 2.12. Plan Year means the 12-month period commencing January 1 each year.
     Section 2.13. Separation from Service means the termination of employment with the Employer and all Affiliated Companies. The term includes, but is not limited to, terminations of employment that arise from a Participant’s death, disability, retirement, discharge (with or without cause), or voluntary termination. The term shall not include any temporary absences due to vacation, sickness, or other leaves of absence granted to a Participant by the Employer. A Separation from Service shall not be deemed to occur upon a transfer involving any combination of the Employer or any Affiliated Company.
     Section 2.14. Sole Discretion means the right and power to decide a matter, which right may be exercised arbitrarily at any time and from time to time.
     Section 2.15. Specified Employee means, for so long as any stock of the Company is publicly traded on an established securities market or otherwise, each individual who is either (i) an officer of the Company having annual compensation greater than $130,000 (as adjusted for cost-of-living increases in accordance with Code Section 416(i)(1)(A) and Code Section 415(d)), (ii) a 5% owner of the Company, or (iii) a 1% owner of the Company having annual compensation from the Company of more than $150,000. For purposes of determining an individual’s percentage ownership in the Company, the constructive-ownership rules described in Code Section 416(i)(1)(B) will apply.
     The determination of whether an individual is a Specified Employee will be made by the Committee in accordance with regulations issued under Code Section 409A and other available guidance.

     Section 2.16. Termination For Cause means, with respect to a Participant, a Separation from Service involving (i) gross negligence or willful misconduct in the exercise of a Participant’s responsibilities; (ii) breach of fiduciary duty with respect to the Employer; (iii) material breach of any provision of an employment contract; (iv) the commission of a felony crime or crime involving moral turpitude; (v) theft, fraud, misappropriation, or embezzlement (or suspicion of the same); (vi) willful violation of any federal, state, or local law (except traffic violations and other similar matters not involving moral turpitude); or (vii) refusal to obey any resolution or direction of the Participant’s supervisor or the Board of Directors. The Committee shall determine, in its Sole Discretion, whether, for purposes of the Plan, a Participant has incurred a Separation from Service that is a Termination for Cause.
ARTICLE III — PARTICIPATION
     Section 3.01. Participation.
A.	Eligibility. The Committee shall have the unrestricted right and power, which may be exercised in its Sole Discretion at any time and from time to time, to designate Employees who are eligible to participate in this Plan. The Committee also shall have the right, in its Sole Discretion, to terminate an individual’s future participation in this Plan. If an individual’s participation in this Plan is terminated, the Participant (or Beneficiary, in the event of death) shall be entitled to receive the Participant’s Deferred Compensation Account balance at the time and in the manner determined under Article V.

B.	Designation of a Specified Time. Each Employee who has been designated as eligible to participate in the Plan may, within 30 days after first becoming eligible to participate in the Plan, designate, in the form and manner established by the Committee, a specified time to be used for purposes of applying the terms and provisions of Section 5.03, which designation shall become a part of this Plan. The time so designated must be more than one year after the date on which the Committee receives the Participant’s written designation. A Participant’s designation pursuant to this Section 3.01.B. shall be irrevocable once made; provided, however, that, subject to the provisions of Section 12.15 hereof, a Participant may make a written request to the Committee to change the Participant’s designation hereunder to a later date, and the Committee may, in its Sole Discretion, grant such request.

If a Participant fails to designate a specified time hereunder within 30 days after first becoming eligible to participate in the Plan, benefits for such Participant shall not commence under the Plan until the Participant incurs a Separation from Service (or, in the case of a Specified Employee, 6 months after such Separation from Service).

     Section 3.02. Salary Reduction Agreements. For each Plan Year (or portion of the Plan Year after entry into the Plan), each Participant designated by the Committee as eligible to participate in the salary-reduction feature of the Plan may elect to execute a salary-reduction agreement in the form, time, and manner established by the Committee; provided, however, that the Committee shall not prescribe a time later than 30 days after the date a Participant is first designated as eligible to participate. To be effective, a salary-reduction agreement must be entered into before the beginning of the Plan Year to which it relates, except that, for the Plan Year in which a Participant is first designated as eligible to participate in the Plan, a salary-reduction agreement may be effective for the then-current Plan Year, so long as it is entered into within 30 days after the date the Participant is first designated as eligible to participate in the Plan.
     An election by a Participant to reduce the Participant’s compensation shall only apply to compensation attributable to services to be performed by the Participant after the date of such election; provided, however, that in the case of an election to defer any performance-based compensation payable with respect to services performed over a period of at least 12 months, such election must be made no later than 6 months before the end of such period.
     The terms of any such salary reduction agreement shall provide that the Participant agrees to accept a reduction in compensation from the Employer. Except as otherwise provided herein, the agreement shall be irrevocable by the Participant during the Plan Year and each subsequent Plan Year, unless the Participant enters into a new agreement prior to the beginning of the Plan Year for which the change is to be effective. All elections, including modifications and revocation, shall be made upon such terms and conditions and at such time and in such manner as the Committee may from time to time determine in its Sole Discretion. The agreement shall automatically terminate upon the termination of this Plan, upon a Participant’s Separation from Service, or at such time as the Committee determines the Participant is no longer eligible to participate in the Plan.
ARTICLE IV — DEFERRED COMPENSATION ACCOUNT
     Section 4.01. Deferred Compensation Account. Contributions shall be credited to a Participant’s Deferred Compensation Account in accordance with the following provisions:
A.	Employee Contributions. The amount of compensation that a Participant elects to defer under the Plan pursuant to a salary-reduction agreement entered into in accordance with Section 3.02 hereof shall be credited to the Participant’s Salary Reduction Account.

B.	Transferred Amounts. The amount of benefits with respect to a Participant (if any) under the Supplemental Benefit Plan for Employees of The Boeing Company the liability for which was assumed by Spirit AeroSystems, Inc. pursuant to the Asset Purchase Agreement shall be credited to the Participant’s Supplemental Benefit Account.

C.	Employer Matching Contributions. For each Participant who enters into a salary-reduction agreement, the Employer may contribute a matching contribution to the Participant’s Employer Match Account in such amount and at such time as the Employer may determine, in its Sole Discretion.

D.	Employer Discretionary Contributions. The Employer may contribute amounts to a Participant’s Employer Discretionary Contribution Account at such times and in such amounts as the Employer determines, in its Sole Discretion.
     To the extent the Employer is required to withhold any taxes or other amounts pursuant to any federal, state, or local law, such amounts shall be taken out of the portion of the Participant’s compensation which is not deferred under this Plan.
     Section 4.02. Increases and Decreases in Account. A Participant’s Deferred Compensation Account shall be (i) increased or decreased (as appropriate) by an earnings factor, (ii) decreased by any distribution from the Participant’s Deferred Compensation Account, (iii) decreased by any costs, fees, or other expenses of the Plan (including, but not limited to, taxes) allocable to the Participant’s Deferred Compensation Account, as determined by the Committee in its Sole Discretion, and (iv) decreased by any amount that the Participant is not entitled to receive pursuant to Sections 5.01, 6.01, 12.10, or 12.12. The earnings factor will equal an amount that the Committee determines proper for each Participant in its Sole Discretion. The Committee may elect, in its Sole Discretion, that the earnings factor for each Participant will equal the amount that the Participant’s Deferred Compensation Account would have earned had it been invested in one or more investment options designated by the Committee from time to time for such purpose. If the Committee elects to establish investment options, Participants who are granted the option to direct the investment of their Deferred Compensation Accounts shall elect, at such time and in such manner as the Committee may from time to time prescribe, the investment options used to determine the earnings factor applicable to such Participant’s Deferred Compensation Account. Changes in such elections may be made at such time and in such manner as the Committee may determine in its Sole Discretion. Subject to the Committee’s right, in its Sole Discretion, to change, eliminate, modify, or alter investment options under the Plan, any investment election shall be deemed to continue until revoked or modified by the Participant. In the event a Participant fails or refuses to make an election among the investment options established by the Committee, the Committee may designate a default investment option and the Participant will be deemed to have elected to have earnings (if any) credited to the Participant’s Deferred Compensation Account by reference to such investment option. If the Committee determines that an investment option is no longer suitable, it may freeze additional elections to have earnings credited by reference to such option and may select another investment option. Alternatively, the Committee may delete the unsuitable investment option for all existing and future elections and may direct that elections with respect to the unsuitable option be transferred to a new option.

     Section 4.03. Statement of Account. The Committee shall make available to each Participant, at least annually, a statement setting forth the balance to the credit of each Participant in his or her Deferred Compensation Account.
ARTICLE V — BENEFITS
     Section 5.01. General. Subject to Section 6.01, each Participant (or if the Participant is deceased, the Participant’s Beneficiary) shall be entitled to receive, at the time and in the manner set forth in Section 5.03, the sum of: (i) the amount credited to the Participant’s Salary Reduction Account, (ii) the amount credited to the Participant’s Supplemental Benefit Account, (iii) the amount credited to the Participant’s Employer Match Account, and (iv) the amount credited to the Participant’s Employer Discretionary Contribution Account, less all of the following: (i) all amounts sufficient to satisfy all federal, state, and local withholding requirements, (ii) any reduction required by reason of failure to satisfy any condition set forth in Section 6.01, and (iii) any reduction required by Section 12.10.
     Section 5.02. Beneficiary Designations. In the event a Participant dies before receiving payment of all amounts payable to Participant under the Plan, payment of the remaining amounts shall be made to the Participant’s Beneficiary. The Beneficiary of a Participant shall be the person, persons, entity, or entities designated by the Participant on a beneficiary designation form provided by the Committee. A Participant shall have the right to change the Participant’s Beneficiary designation at any time; provided, however, that no change of a Beneficiary shall be effective until received and accepted by the Committee. In the event a Participant dies without having a Beneficiary designation in force, or in the event no Beneficiary is alive or in being at the time of the Participant’s death, all payments due hereunder shall be made to Participant’s surviving spouse or, if the Participant leaves no surviving spouse, to the Participant’s estate.
     If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, it shall have the right to withhold payment until the matter is finally adjudicated. Any payment made in good faith and in accordance with the provisions of the Plan and a Participant’s Beneficiary designation form shall fully discharge the Company (and all Affiliated Companies), the Committee, and all other persons from all further obligations with respect to such payment.
     Section 5.03. Payment. A Participant (or Beneficiary, in the event of death) shall be entitled to receive payment hereunder upon the earliest to occur of the following: (i) remaining employed by the Employer to the specified time designated by the Participant in accordance with Section 3.01.B. (if any); or (ii) Separation from Service, except that, in the case of any Specified Employee, any amount otherwise payable hereunder upon Separation from Service will not be paid (or commence to be paid) until the date that is 6 months after the Participant’s Separation from Service.

     Payment of the portion of the Participant’s Deferred Compensation Account that the Participant is entitled to receive hereunder shall be made in a lump sum or in not more than 15 annual installment payments, as elected by the Participant, with payment commencing as soon as administratively practicable after the Participant becomes entitled to receive such payment; provided, however, that, except in the case of a Specified Employee who incurs a Separation from Service, in no event will payment be made (or commence to be made) later than (i) the end of the calendar year in which the Participant becomes entitled to receive payment, or (ii) if later, the 15th day of the third calendar month after the Participant becomes entitled to receive payment.
     No election to receive installment payments shall be valid unless such election is made within 30 days after the Employee is first designated as a Participant by the Committee. A Participant who fails to make a timely election to receive installment payments will be deemed to have elected to receive payment in one lump sum payment. Subject to the provisions of Section 12.15 hereof, a Participant may make a written request to the Committee to change a payment election (or deemed election) previously made and elect to receive payment in a different form (not to exceed fifteen (15) annual installment payments), and the Committee may, in its Sole Discretion, grant such request.
     In the case of payment of the Participant’s Deferred Compensation Account in installment payments, the earnings factor (as determined by the Committee in its Sole Discretion pursuant to Section 4.03) will be applied to the portion of Participant’s Deferred Compensation Account remaining to be paid to the Participant.
     All elections under this Section 5.03 shall be made upon such form or forms and in such manner as the Committee may from time to time establish.
ARTICLE VI — CONDITIONS PRECEDENT
     Section 6.01. Conditions Precedent. As a condition precedent to the receipt of amounts credited to a Participant’s Employer Match Account and/or Employer Discretionary Contribution Account (if any) and in consideration of the Employer’s agreement to pay such benefits to the Participant, each Participant agrees that the following conditions precedent shall apply and that such conditions are reasonable and necessary for the goodwill and business of the Employer. No amount credited to a Participant’s Employer Match Account and/or Employer Discretionary Contribution Account (if any) shall be deemed earned unless and until the following conditions have been fully satisfied.
A.	The Participant covenants and agrees that at all times during the Participant’s employment and while the Participant is receiving payment of amounts credited to the Participant’s Employer Match Account and/or Employer Discretionary Contribution Account hereunder, the Participant will not, without the prior written consent of the Company, directly or indirectly own, manage, operate, control, be employed by, invest in (excluding any passive investment in a publicly traded entity of 5% or less), advise, consult with, or in any way be connected with the ownership, management, operation, or control of any business engaged, in whole or in part, in any business competitive with any type of business engaged in by the Employer.

B.	The Participant covenants and agrees that at all times during the Participant’s employment and while the Participant is receiving payment of amounts credited to the Participant’s Employer Match Account and/or Employer Discretionary Contribution Account hereunder, the Participant will not, without the prior written consent of the Company, (i) directly or indirectly induce customers or business affiliates (the “Customer”) of the Employer to patronize any business competitive to that of the Employer; (ii) directly or indirectly induce or solicit any employee of the Employer to terminate employment; (iii) canvas, solicit or accept any similar business from any Customer of the Employer; (iv) directly or indirectly request or advise any Customer of the Employer to withdraw, curtail or cancel such Customer’s business with the Employer; or (v) directly or indirectly disclose to any other person, firm or corporation the names and addresses of the Customers of the Employer.

C.	The Participant acknowledges that as a key member of management or highly compensated key employee he has or will acquire valuable and confidential skills, information, trade secrets and relationships with respect to and on behalf of the Employer (sometimes hereinafter referred to as “confidential information”). As a consequence of the foregoing, the Participant occupies a position of trust and confidence. In view of the foregoing and in consideration of the amounts to be paid to the Participant from the Participant’s Employer Match Account and/or Employer Discretionary Contribution Account hereunder, the Participant agrees that the Participant will not reveal any of the confidential information to any person who is not an employee or agent of the Employer, except as necessary in the ordinary course of the Employer’s business or as required by law. Each Participant acknowledges that the Employer will suffer irreparable injury if the Participant discloses any confidential information.

D.	The Participant represents, acknowledges and agrees that the restrictions set forth herein are reasonable in all respects and waives objection to each and every restriction set forth above and covenants not to institute any suit or proceeding or otherwise advance any position to the contrary. In the event of a breach or threatened breach of the terms of this Section, any amounts credited to the Participant’s Employer Match Account and Employer Discretionary Contribution Account shall not be paid, and the Participant (and his Beneficiary) shall not be entitled to any further benefits from such accounts under this Plan. The foregoing shall be in addition to any other remedy the Employer may have for breach of the provisions of this Section or any other agreement, and nothing herein contained shall prohibit the Employer from pursuing any remedies available to it at law or in equity.

E.	If a Participant incurs a Separation from Service that is a Termination For Cause, no amounts credited to the Participant’s Employer Match Account and Employer Discretionary Contribution Account shall be payable hereunder. In the event a Participant (or the Participant’s Beneficiary) has received any payment of amounts credited to the Participant’s Employer Match Account or Employer Discretionary Contribution Account and the Committee determines, in its Sole Discretion, that the Participant’s employment could have been terminated in a Termination For Cause had sufficient information been available at the time Participant terminated employment, no further payments of such amounts shall be made hereunder, and the Participant (or Participant’s Beneficiary) shall, within five business days of demand by the Company, pay to the Company an amount equal to the amount of all such payments received under the Plan. The determination of whether Participant has incurred a Separation from Service that is a Termination For Cause (or could have been terminated in a Termination For Cause had sufficient information been available) shall be determined by the Committee in its Sole Discretion.

F.	The determination of whether a Participant has violated the terms of this Section 6.01 shall be determined by the Committee in its Sole Discretion, and the conditions set forth in this Section 6.01 shall survive termination of the Plan for any reason. Each Participant expressly agrees that the provisions of this Section 6.01 shall be applied without regard to whether the Participant’s employment is voluntarily or involuntarily terminated.
ARTICLE VII — SOURCE OF BENEFITS
     Section 7.01. Source of Benefits. Amounts payable hereunder shall be paid exclusively from the general assets of the Employer. The Employer’s obligation under this Plan shall constitute a mere promise to pay benefits in the future, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or other asset of Employer. The Employer is not obligated to invest in any specific assets or fund, but it may invest in any asset or assets it deems advisable in order to provide a means for the payment of any liabilities under this Plan and may contribute amounts to a trust conforming to the requirements of Revenue Procedure 92-64, as amended. Each Participant shall be an unsecured general creditor of the Employer and shall have no interest whatsoever in any such assets or fund. The Employer’s liability for the payment of benefits hereunder shall be evidenced only by this Plan.
     Section 7.02. Multiple Employers. In the event a Participant is or has been employed by two or more Employers and is entitled to a benefit from more than one Employer under this Plan, the liability for the payment of such Participant’s benefits under this Plan shall be apportioned among the Employers based upon a determination made by the

Committee in its Sole Discretion. A Participant may only secure payment of benefits from the Employer to whom the Committee has apportioned liability for the benefits.
ARTICLE VIII — ADMINISTRATION
     Section 8.01. Committee. The Committee shall have full power to administer this Plan in all of its details, which powers shall include, but are not limited to, the authority, in addition to all other powers provided by this Plan, to:
A.	Determine in its Sole Discretion the eligibility of any individual to participate in the Plan;

B.	Make discretionary interpretations regarding the terms of the Plan and make factual findings with respect to any issue arising under the Plan, including, but not limited to, the power to determine whether an individual is eligible to participate in the Plan or receive benefits under the Plan and whether an individual has incurred a Separation from Service, with its interpretation to be final and conclusive;

C.	Compute the amounts payable for any Participant or other person in accordance with the provisions of the Plan, determine the manner and time for making such payments in accordance with the provisions of the Plan, and determine and authorize the person or persons to whom such payments will be paid;

D.	Receive and review claims for benefits and render decisions respecting such claims under the Plan;

E.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

F.	Appoint such agents, specialists, legal counsel, accountants, consultants, or other persons as the Committee deems advisable to assist in administering the Plan; and

G.	Maintain all records of the Plan.
     Section 8.02. Reliance on Certificates, etc. The members of the Committee, the Board of Directors, and the officers and employees of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

ARTICLE IX — AMENDMENT AND TERMINATION
     Section 9.01. Amendment. The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment shall be binding upon the Company, the Committee, each Participant, any adopting Employer, and all other persons; provided, however, that no amendment will reduce the amount of the benefit that a Participant is then entitled to receive (the same as if the Participant had incurred a Separation from Service as of such date) without the Participant’s (or present-interest Beneficiary’s) written consent. Notwithstanding the foregoing, no consent shall be required and the Board of Directors shall have the right to modify, alter, or amend this Plan (including a retroactive modification, alteration ,or amendment), at will and at any time, if it determines, in its Sole Discretion, that such amendment is necessary to comply with applicable law, which shall include, but shall not be limited to, the right to retroactively apply any amendments necessary to keep this Plan an unfunded employee benefit plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA or to comply with Section 409A of the Code or any other applicable provision of the Code or ERISA or any judicial or administrative guidance.
     Section 9.02. Termination. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan for any given length of time and may, at will and at any time, discontinue or terminate this Plan in whole or in part. In addition, an adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees. Upon a complete or partial termination of the Plan, each affected Participant (and present interest Beneficiary) shall be given notice of the termination and shall be entitled to receive benefits in accordance with Article V.
ARTICLE X — RESTRICTIONS ON ALIENATION
     Section 10.01. Restrictions on Alienation. Until the actual receipt of any benefit under this Plan by a Participant or Beneficiary, no right or benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, garnishment, execution, levy, or charge of any kind, whether voluntary or involuntary, including assignment or transfer to satisfy any liability for alimony or other payments for property settlement or support of a spouse or former spouse or other relative of a Participant or Beneficiary, whether upon divorce, legal separation, or otherwise. Any attempt to anticipate, alienate, sell, assign, transfer, pledge, encumber, garnish, execute upon, levy upon, or charge any right or benefit under the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit, and no right or benefit hereunder shall be considered an asset of such person in the event of his or her divorce, insolvency, or bankruptcy. The rights of a Participant or a Beneficiary hereunder shall not be subject in any manner to attachment or other legal process for the debts of the Participant or such Beneficiary.

ARTICLE XI — CLAIMS PROCEDURES
     Section 11.01. Claims. Benefit claim determinations arising under this Plan shall be made in accordance with the provisions of this Article and procedures established by the Committee. These claim procedures are designed to establish reasonable processes and safeguards to ensure that benefit claim determinations are made in accordance with the provisions thereof. All claims for or relating to benefits, whether made by a Participant or other person, shall be made in a writing addressed and delivered to the Committee at the Committee’s main office, and such claim shall contain the claimant’s name, mailing address, and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Committee.
     Section 11.02. Claims Review. If a claim is wholly or partially denied, the Committee shall, within a reasonable period of time not to exceed 90 days, notify the claimant in writing of any adverse benefit determination, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing the claim is necessary, written notice of the same shall be provided to the claimant prior to the expiration of the 90-day period and shall indicate the special circumstances which require the extension of time and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 90-day period of time, beginning at the end of the initial 90-day period. The Committee’s notice shall be written in a manner calculated to be understood by the claimant and shall set forth:
A.	The specific reason or reasons for the denial;

B.	Specific reference to pertinent Plan provisions on which the denial is based;

C.	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

D.	An explanation of the claim review procedure set forth in Sections 11.03 and 11.04 below (including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination).
     Section 11.03. Appeal of Claim Denial. A claimant or the claimant’s duly authorized representative shall have 60 days within which to appeal an adverse benefit determination to the Committee. During the pendency of the review, the following provisions shall apply:
A.	The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim to the Committee; and

B.	The claimant shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records, and other relevant information relating to the claim for benefits.
     Section 11.04. Review on Appeal. A decision on review shall be rendered within a reasonable period of time, not to exceed 60 days after the claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing the appeal is necessary, written notice of the extension shall be furnished to the claimant prior to the expiration of the 60-day period and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the determination. The extension of time shall not exceed a 60-day period of time beginning at the end of the initial 60-day period. The Committee’s decision on review shall be communicated in writing to the claimant and, if adverse, shall take into account all comments, documents, records, and other information submitted by the claimant (without regard to whether such information was submitted or considered in the initial benefit determination). The decision on review shall be written in a manner calculated to be understood by the claimant and shall set forth the following:
A.	The specific reason or reasons for the adverse determination;

B.	Specific reference to pertinent plan provisions on which the benefit determination is based; and

C.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

D.	A statement of the claimant’s right to bring an action under ERISA Section 502(a).
     Section 11.05. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against the Plan, any trust used in conjunction with the Plan, the Employer, the Company, or the Committee, a claimant must first exhaust the administrative remedies provided in this Article XI. Failure to exhaust the administrative remedies provided for in this Article XI shall be a bar to any civil action concerning a claim for benefits under the Plan.
ARTICLE XII — MISCELLANEOUS
     Section 12.01. Effective Date. This restated Plan document shall be effective from and after the date of its adoption by the Board of Directors.

     Section 12.02. No Guarantee of Interests. Neither the Employer, Committee, nor Board of Directors (nor any of their members) may guarantee the payment of any amounts which may be or becomes due to any person or entity under this Plan. The liability to make any payment under this Plan is limited to the then available assets of the Employer.
     Section 12.03. Payments Net of Withholding. Notwithstanding any other provision of the Plan, all payments shall be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements.
     Section 12.04. Binding on Successors. This Plan shall be binding upon all Participants, their respective heirs, and personal representatives and upon the Employer, its successors, and assigns.
     Section 12.05. Adoption by Other Employers. Any employer, corporation or other entity with employees now in existence or hereafter formed or acquired, which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Company, adopt this Plan, and thereby, from and after the specified effective date, become an Employer under this Plan. However, the sole and absolute right to amend the Plan is reserved to the Company. It shall not be necessary for the adopting corporation or entity to sign or execute the original or the amended Plan documents. The administrative powers and control of the Company as provided in the Plan, including the sole right of amendment and of appointment and removal of the Committee, shall not be diminished by reason of the participation of any such adopting entity in this Plan.
     Section 12.06. Minors and Incompetents. If any person to whom a benefit is payable under this Plan is legally incompetent, either by reason of age or by reason of mental or physical disability, the Committee is authorized to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Company, the Employer, the Committee or the Board of Directors to see to the application of such payments. Payments made pursuant to this authority shall constitute a complete discharge of all obligations hereunder.
     Section 12.07. Erroneous Payments. If any person receives any amount of benefits that the Committee in its Sole Discretion later determines that such person was not entitled to receive under the terms of the Plan, such person shall be required to immediately make reimbursement to the Employer.
     Section 12.08. Headings. The headings used in this Plan are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions herein.
     Section 12.09. Notices. Any notices or communications permitted or required to be given herein by any Participant, the Company, the Committee, the Employer, or any other person shall be deemed given either (i) when delivered, or (ii) three days after being placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.
     Section 12.10. Severability. If any provision of Section 6.01 is held invalid or unenforceable with respect to one or more Participants, the Employer Match Account and Employer Discretionary Contribution Account established for such Participants shall immediately be reduced to zero. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions thereof, and the Plan shall be construed and enforced as if such provisions had not been included.
     Section 12.11. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between any employee and any employer. Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of an employer or to interfere with the right of the employer to discharge any employee at any time without regard to the effect such discharge might have on the employee as a Participant under this Plan.
     Section 12.12. Certain Limitations. In the event the Employer is subject to legal limitations on the payment of benefits, then benefit payments hereunder shall be reduced or eliminated, as the case may be, to comply with such legal limitations.
     Section 12.13. Governing Law. It is the Company’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA, including, but not limited to, Section 409A of the Code, and, consistent with such provisions of the laws of the United States of America and in all other respects, the Plan and all agreements entered into under the Plan shall be governed, construed, administered, and regulated in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or any agreement entered into under the Plan shall be maintained exclusively in the state or federal courts in Delaware.
     Section 12.14. Nonexclusivity of the Plan. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.
     Section 12.15. Changes in Time or Form of Distribution. Notwithstanding any other provision of the Plan, any subsequent election by a Participant under the Plan that has the effect of delaying the time or changing the form of any distribution or payment under the Plan shall satisfy the following requirements:
A.	Such election shall not take effect until at least 12 months after the date on which the election is made;

B.	In the case of an election related to distribution or payment on account of Separation from Service or reaching a specified time, the first payment with respect to which the election is made must be deferred for a period of not less than 5 years from the date such payment otherwise would have been made; and

C.	In the case of an election related to a distribution or payment on account of reaching a specified time, the election shall not be made less than 12 months before the date of the first scheduled payment with respect to such distribution.
     Section 12.16. No Acceleration. Except as otherwise permitted by law, the time or schedule of any payment of benefits under this Plan will not be accelerated, and no interpretation, modification, alteration, amendment, or complete or partial termination of the Plan or any provision of the Plan shall cause or permit acceleration of the time or schedule of any payment under the Plan.
     IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the date first set forth above.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
By:
Name:
Title:

AMENDMENT TO THE SPIRIT AEROSYSTEMS
HOLDINGS, INC. AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN
     THIS AMENDMENT is made this ___ day of _________, 2011, by Spirit AeroSystems Holdings, Inc. (the “Company”) to the Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan (the “Plan”).
     WHEREAS, the Company wishes to amend the Plan to permit cash-out payments of small account balances, as permitted under Treas. Reg. § 1.409A-3(j)(4)(v); and
     WHEREAS, the board of directors of the Company has approved amendment of the Plan on the terms and provisions set forth in this Amendment.
     NOW, THEREFORE, the Plan is hereby amended as follows:
     (1) A new Section 5.04 is added to the Plan, to read as follows:
     Section 5.04. Small Amounts. Notwithstanding any other provision of the Plan, if the balance in a Participant’s Deferred Compensation Account (exclusive of any earnings not yet accrued) is equal to or less than the dollar amount then in effect under Code Section 402(g)(1)(B) (currently $16,500), the entire remaining balance in the Participant’s Deferred Compensation Account may, in the Committee’s Sole Discretion, be paid to the Participant (or the Participant’s Beneficiary) in a single lump-sum payment (a “Cash-Out Payment”), so long as the Participant’s entire interest in the Plan, and all similar plans of the Employer that are aggregated with the Plan under Code Section 409A, is terminated at the time the Cash-Out Payment is made. The exercise of the Committee’s discretion to make a Cash-Out Payment under this Section of the Plan must be evidenced in writing. No Participant (or Beneficiary) will have the ability, directly or indirectly, to elect whether to receive a Cash-Out Payment.
     (2) Capitalized terms not specifically defined in this Amendment have the meanings set forth in the Plan.
     (3) The remaining provisions of the Plan will continue in full force and effect.
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by a duly authorized individual as of the date first set forth above.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
By:
Name:
Title: